Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
ACE Surgical Supply Co.[1]	Massachusetts
BioHorizons, Inc.[2]	Delaware
Camlog USA, Inc.[3]	Delaware
Exan Enterprises Inc.[4]	Nevada
General Injectables & Vaccines, Inc.[5]	Virginia
Handpiece Parts & Repairs, Inc.	Delaware
Henry Schein Europe, Inc.[6]	Delaware
Henry Schein Latin America Pacific Rim, Inc.[7]	Delaware
Henry Schein Medical Systems, Inc.	Ohio
Henry Schein Practice Solutions Inc.[8]	Utah
HS Brand Management Inc.	Delaware
HS TM Holdings, LLC[9]	Delaware
Project Helium Holdings, LLC[10]	Delaware
Project Spartan Holdings Corp.[11]	Delaware
SG Healthcare Corp.[12]	Delaware

[1]

ACE Surgical Supply Co., Inc. owns a majority interest in SAS Holdco, Inc. and Southern Anesthesia & Surgical, Inc., each of which operate in the health care distribution industry in the United States.

[2]

BioHorizons, Inc. is the parent, holding company of 13 consolidated, wholly-owned subsidiaries, 6 of which operate within the United States and 7 of which operate outside of the United States, and all of which operate in the dental implant and distribution industries. BioHorizons, Inc. also owns a majority interest in BioHorizons Camlog Italia SRL which operates outside the United States in the dental implant and distribution industries.

[3]

Camlog USA, Inc. is the parent, holding company of 2 consolidated, wholly-owned subsidiaries, 1 of which operates in the dental implant and distribution industries within the United States, and 1 of which operates financial support services business for health care practitioners in and outside of the United States.

[4]

Exan Enterprises Inc. is the parent, holding company of General System Design Group Inc., a consolidated, wholly-owned subsidiary which operates in the dental management software industry within the United States.

[5]	General Injectables & Vaccines, Inc. is the parent, holding company of 1 consolidated, wholly-owned subsidiary which operates in the medical distribution industry in the United States.
[6]

Henry Schein Europe, Inc. is the parent, holding company of 59 consolidated, wholly-owned subsidiaries, 5 of which operate within the United States and 54 of which operate outside the United States, and all of which operate in the health care distribution industry. Henry Schein Europe, Inc. also owns a majority interest in the following companies, all of which operate outside the United States in the health care distribution industry; BA International Proprietary Limited, Cliniclands AB, Dental Trey S.r.l., Infomed Servicios Informáticos, S.L., Marrodent Sp. z o.o., MediEstates Ltd., MediFinancial Ltd., Mediholdings Limited, Mega Dental SNC, Newshelf 1223 Proprietary Limited, Optident Holdings Limited, Optident Labline Limited, Optident Limited, and The Dental Warehouse Proprietary Limited.

[7]

Henry Schein Latin America Pacific Rim, Inc. is the parent, holding company of 11 consolidated, wholly-owned subsidiaries, 2 of which operate within the United States and 9 of which operate outside of the United States, and all of which operate in the health care distribution industry. Henry Schein Latin America Pacific Rim, Inc. also owns a majority interest in the following companies, all of which operate outside the United States in the health care distribution industry; Accord Corporation Limited, BA Pro Repair Ltd., Hangzhou Lixue Henry Schein Medical Instrument Co., Ltd., Henry Schein China Management Co. Ltd., Henry Schein China Services Limited, Henry Schein Hemao Guangzhou Medical Device Co., Ltd., Henry Schein Hong Kong Limited, Henry Schein Jiahu (Shanghai) Co. Ltd., Henry Schein Regional Limited, Henry Schein Regional Pty Ltd as the Trustee for the Henry Schein Regional Trust, Henry Schein Regional Trust, Henry Schein Shvadent (2009) Ltd., Henry Schein Sunshine (Beijing) Medical Device Co. Ltd., Henry Schein Trading (Shanghai) Co., Ltd., Medi-Consumables PTY Limited, Ningbo Buyinghall Medical Equipment Co., Ltd., Wuhan Hongchang Henry Schein Dental Instrument Co., Ltd., and Zhengzhou Yifeng Henry Schein Dental Instrument Co., Ltd.

[8]

Henry Schein Practice Solutions Inc. is the parent, holding company of 17 consolidated, wholly-owned subsidiaries, 2 of which operate within the United States, and 15 of which operate outside the United States, and all of which operate in the digital dental products and solutions industry. Henry Schein Practice Solutions Inc. also owns a majority interest in Henry Schein One, LLC and Lighthouse 360, Inc. which operate within the United States in the digital dental products and solutions industry. Additionally, Henry Schein Practice Solutions Inc. owns a majority interest in the following companies, all of which operate outside the United States, in the digital dental products and solutions industry: Axium Solutions ULC, Dental Cremer Produtos Odontológicos S.A., D-Net S.r.l., Elite Computer Italia S.r.l., Elite Computer Point S.r.l., Green Support S.r.l., Henry Schein One Australia, Henry Schein One New Zealand, Infomed Software, S.L., Julie Solutions SAS, Kopfwerk Datensysteme GmbH, Medentis Medical GmbH, Orisline Espana S.L., Orisline Portugal Unipessoal Lda, Pro-Cam Implants B.V., Pro-Cam Tandtechniek B.V., Quantity Serviços e Comércio de Produtos para a Saúde S.A., Simples Dental Software S.A., Software of Excellence Practice Solutions Coöperatief U.A., Software of Excellence United Kingdom Limited, and Transportes Hasse Ltda.

[9]	HS TM Holdings, LLC is the parent, holding company of HS TM, LLC, a consolidated, wholly-owned subsidiary which operates within the United States, in the health care industry.
[10]	Project Helium Holdings, LLC is the parent, holding company of one consolidated, wholly-owned subsidiary which operates within the United States, in the dental industry.
[11]

Project Spartan Holdings Corp. is the parent, holding company of 2 consolidated, wholly-owned subsidiaries, both of which operate within the United States, in the health care industry. Project Spartan Holding Corp. also owns a majority interest in the following companies, all of which operate within the United States, in the health care distribution industry: NAR (HSI) Holdings, LLC, NAR Blocker, Inc., NAR Training, LLC, North American Rescue Holdings, LLC, North American Rescue, LLC, and TQM, LLC.

[12]

SG Healthcare Corp. is the parent, holding company of 5 consolidated, wholly-owned subsidiaries, 4 of which operate within the United States, and 1 of which operates outside of the United States, and all of which operate in the health care distribution industry.